The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on October 28, 2011.

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010.

These risks and uncertainties also include the following factors: Global recessionary economic conditions and adverse developments in the credit markets have had, and may continue to have, an adverse effect on our investments and our operating results, including reduced availability of financing to us and for refinancing to our borrowers, payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments. Our reliance on significant amounts of debt to finance investments may subject us to obligations to make significant balloon payments upon maturity, upon the exercise of any applicable put rights, or otherwise, an increased risk of loss, reduce our return on investments, reduce our ability to pay distributions to our shareholders and possibly result in the foreclosure of any assets subject to secured financing. We may seek to acquire, redeem, restructure, refinance or otherwise enter into transactions to satisfy our debt which may include any combination of material payments of cash, issuances of our debt and/or equity securities, sales or exchanges of our assets or other methods. If our securitizations secured primarily by commercial real estate loans, RAIT I and RAIT II, were to fail to meet their performance tests, including over-collateralization requirements, our cash flow would be materially reduced. The reinvestments periods for RAIT I and RAIT II will expire in 2011 and 2012, respectively. Quarterly results may fluctuate and may not be indicative of future quarterly performance. The organization and management of our sponsored REIT or any other other investment vehicles we may manage may create conflicts of interest. Our ability to raise capital and attract investors in our sponsored REIT is critical to its success and its ability to grow depends on our ability to attract a sales force in any affiliated licensed broker dealer responsible for such capital raising. Payment defaults and other credit risks in our investment portfolio have arisen, and may continue to occur, which has caused, and may continue to cause, adverse effects on our cash flow, net income and ability to make distributions. We may not realize gains or income from investments and have realized, and may continue to realize, losses from some of our investments. Uninsured and underinsured losses may affect the value of, or our return from, our real estate. Real estate with environmental problems may create liability for us. Our investment portfolio may have material geographic, sector, property-type and sponsor concentrations. Our due diligence efforts before making an investment may not identify all the risks related to that investment. Our investments are relatively illiquid which may make it difficult for us to sell such investments if the need arises and any sales may be at a loss to us. Our subordinated real estate investments such as mezzanine loans and preferred equity interests in entities owning real estate involve increased risk of loss. Acquisitions of loans may involve increased risk of loss. Financing with high loan-to-value ratios may involve increased risk of loss. Preferred equity investments in REITs and real estate operating companies may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers. The commercial mortgage loans in which we invest and the commercial mortgage loans underlying the CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us that may result in reduced earnings or losses and negatively affect our ability to pay distributions to our shareholders. If we are unable to improve the performance of commercial real estate properties we take control of in connection with restructurings, workouts and foreclosures of investments, our financial performance may be adversely affected. We may need to make significant capital improvements to our properties in order to remain competitive. Lease expirations, lease defaults and lease terminations may adversely affect our revenue.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this report. All subsequent written and oral forward-looking statements concerning the matters addressed in this report and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — Director of Corporate Communications

Scott Schaeffer

RAIT Financial Trust — CEO

Jack Salmon

RAIT Financial Trust — CFO

CONFERENCE CALL PARTICIPANTS

Gabe Poggi

FBR & Co. — Analyst

Amy DeBone

Compass Point Research & Trading — Analyst

Brian Gonick

Senvest — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter RAIT Financial Trust earnings conference call. My name is Jeff and I’ll be your coordinator for today. (Operator Instructions). I would like to turn the conference over to your host for today, Mr. Andres Viroslav, Director of Corporate Communications. You have the floor, sir.

Andres Viroslav - RAIT Financial Trust — Director of Corporate Communications

Thank you, Jeff, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s third quarter 2011 financial results. On the call with me are Scott Schaeffer, RAIT’s Chief Executive Officer, and Jack Salmon, RAIT’s Chief Financial Officer.

This morning’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 12.30 PM Eastern time today. The dial-in for the replay is 888-286-8010, with a confirmation code of 52503773.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K, available at RAIT’s website, www.raitft.com, under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you very much, Andres, and thank all of you for joining us this morning as we present RAIT’s third quarter 2011 results. It’s been a busy quarter. We’re pleased to report our fourth consecutive quarter of positive operating income, as well as $0.23 per share of AFFO, which has supported our quarterly common dividend of $0.06 per share. During the quarter, RAIT’S total revenue increased, our rent income increased, property NOI increased, and our average occupancy in our owned portfolio continues to increase, while our provision for losses and nonaccrual loans decreased. Jack will discuss our operating results in more detail shortly.

We have made significant progress towards reaching our main goals for 2011. Since the end of the second quarter, we retired and/or extended $104 million of RAIT’s recourse debt through multiple transactions. These transactions strengthened RAIT’S balance sheet and cash flows by eliminating our highest cost recourse debt and substantially reducing the recourse debt that matures or can be redeemed within the next four years. To be clear, as of today we have less than $5 million in total debt obligations that are redeemable or mature prior to October of 2015.

In addition, we completed the sale of $61 million of loans into a third party CMBS securitization and entered into a $100 million facility with a money center bank to warehouse new CMBS eligible loans, which we will originate for sale into future CMBS securitizations. The CMBS business is a natural extension of our core bridge and mezzanine lending platforms.

Also, we have $91 million of lending capacity within our existing CRE securitizations and a healthy pipeline of new bridge and mezzanine loans.

And finally, at Independence Realty Trust, we continue to make progress. Though we are limited on what we can say because Independence has an offering in the market, we recently executed our first selling agreement with an independent broker/dealer.

At this point, I would like to turn the call over to Jack to run through the details. Jack?

Jack Salmon - RAIT Financial Trust — CFO

Thank you, Scott, and good morning. The financial highlights for the quarter ended September 30th include the following. A GAAP net loss of $21.2 million, which was primarily caused by $35 million of net changes in the fair value of our financial instruments this quarter. Second, operating income of $4.1 million as compared to an operating loss of $8.4 million last year for the third quarter. Third, $8.9 million or $0.23 per common share of adjusted funds from operations, which is an increase of $0.32 per share over the third quarter last year. We have generated positive operating income now for four consecutive quarters. Moreover, the $0.23 of AFFO this quarter represents our fourth consecutive increase in quarterly AFFO.

I would now like to summarize some of the operating trends which continue to improve as follows.

Our total revenue has increased, with rental revenue of $23.6 million, up 28% over the $18.4 million for the third quarter last year. Rents grew by approximately $1.5 million, compared to the second quarter of 2011, a linked quarter, with half the increase arising in our office and retail portfolio and the balance in our multifamily portfolio. After deducting real estate operating expenses of $14.5 million, we generated $9.1 million of net operating income from our owned properties, a linked quarterly increase of approximately 8%.

Interest expense decreased by 5.6% compared to the same quarter last year as we continued to reduce our debt outstanding, and I’ll cover that more in a minute.

Compensation expense of $6.9 million includes approximately $1.2 million of nonrecurring severance costs during the quarter, which if excluded, would reflect comp expense running approximately 17% below the comparable period last year and also on a year-to-date basis.

The provision for loan losses has decreased significantly over the last four quarters. If we combine those quarters, they total $5.9 million as compared to the $10.8 million of third quarter charges alone in 2010. Our total nonperforming loans are now at $91 million, down from $143 million at September 30, 2010, and they represent approximately 8.6% of the unpaid principal balance in the CRE loan portfolio. There were no new loans converted into owned real estate this quarter. As a result, our reserves represent 55% of our current nonperforming balance, compared to 51% a year ago after we charged off approximately $2 million of loans against the reserve this quarter.

During the third quarter, we repurchased $15 million of CRE CDO debt securities at a discount. This resulted in a gain on debt extinguishment of approximately $10.5 million, and we also sold other debt securities this quarter that generated a $1.5 million gain on sales.

The continuing volatility in interest rates has caused about a $35 million change in the fair value of our financial instruments, as long-term interest rates fell to record low levels, as witnessed by the 10-year treasury rate recently falling below 200 basis points, and certain of our financial instruments declined in value, while the interest rate hedging costs rose significantly. Recent changes in our debt capital structure had a corollary effect of increasing the fair value of RAIT’s corporate junior subordinated debt obligations by $18 million. These pricing movements directly impacted the $21 million GAAP net loss.

I would now like to address some of the debt capital events specifically. RAIT has improved its debt capital structure significantly by repaying high-cost debt and short-term debt, which will reduce the interest carrying cost for the next four years. Only $4.5 million of recourse debt obligations may arise during this four-year time period and our next scheduled debt maturity of significance relates to $19 million of the junior subordinated notes due in October of 2015. By extending our debt maturities, we have created a window of opportunity for RAIT to generate incremental cash flows and raise capital for new investments in our CRE lending business and direct ownership of real estate.

On the 6.875% convertible debt, we began the quarter with $38.8 million outstanding. Subsequent to quarter end, we repurchased approximately $34.3 million, with the remaining balance still subject to an April 2012 put option.

Our other recourse debt has also been updated. Secured bank and credit facilities at the end of June had about $19.7 million outstanding. We have renewed our secured bank credit facility by repaying $9 million of principal and amending the terms of the remaining $10.5 million outstanding to include the following. A lower interest rate of LIBOR plus 275 which will include monthly principal amortization and thereby extending the overall maturity date to December of 2016, five years out. Our senior secured notes were $43 million at June 30 were prepaid in their entirety. These were the 12.5% senior secured notes that were due at April 2014. We also prepaid a $7 million real estate loan that had a September 2013 maturity date.

I would now like to summarize the recent debt exchange transaction. As previously announced in October, RAIT entered into an exchange transaction whereby we issued a new series of senior secured notes aggregating $100 million in exchange for a portfolio of senior REIT bonds, CMBS debt securities, and other real estate related debt instruments. All of the exchanged financial instruments were discounted to an equivalent current fair market value of approximately $80 million, essentially equating the effective interest cost on the debt issued to the effective yield earned on the portfolio such that no gain or losses occurred. RAIT will make interest payments at a weighted average rate of 7% and the new notes will mature over an average period of six and a half years. The new notes are secured by CRE CDO debt instruments which RAIT owns in CRE I and CRE II. By pledging these debt securities versus selling them today, we believe that RAIT has retained ownership of the collateral and can expect to receive higher recovery value in the future as the CRE CDOs pay down their debt over time.

I would now like to address our CRE loan portfolios and related hedging strategies. Our $1.1 billion CRE loan portfolio has continued to perform well. You may recall at the end of the second quarter we had approximately $32 million of availability for funding new loans in these structures. During the third quarter, we funded $22.1 million of new loans and received $77.9 million of additional loan repayments. Currently, we have approximately $90 million of funding capacity for new loans. We expect to see increased loan production as loan repayments continue to occur and we are managing our origination pipeline accordingly. The two CRE loan securitizations, CRE I and II, continue to meet all their IC and OC requirements. As of the most recent payment cycle, the most stringent OC test was at 123.7% versus a trigger of 116.2% in CRE I, and at 119.1% versus a trigger of 111.7% in CRE II.

Now I’d like to discuss our hedging. Currently we have approximately $750 million of interest rate hedges outstanding to protect the CRE I and CRE II from adverse interest rate movements. From inception five years ago, we hedged the projected amount of floating rate debt that was exposed to a potential mismatch with our fixed rate assets in the structures by entering into hedging contracts that swapped the floating rate interest to a fixed rate. These hedge contracts amortized down over time based upon our original estimates of the expected loan repayment cycles. As we approach the fifth year anniversary of our initial funding, approximately $100 million of hedges will be fully amortized next month. We do not need to replace these hedges since we have successfully reinvested fixed rate loans that have been repaid with new floating rate loans. The reduction in interest rate cost for the $100 million of expiring hedges will save approximately $400,000 a month beginning in December, and these savings will flow through to our net income and our AFFO.

Given the ongoing volatility of both short-term and long-term interest rates, we will continue to consider other hedging strategies as necessary for new loans, including the CMBS loans, although no assurance can be made that such strategies will eliminate volatility in our reported GAAP results.

Our two subordinated debt securitizations are not meeting their IC and OC test requirements and are paying our senior management fees, after which all remaining cash flow continues to be redirected to pay down the senior most debt in those structures.

Finally, our real estate owned portfolio. We currently own 48 properties with an aggregate balance of $849 million as of September 30th. A year ago, we owned 47 properties with a balance of $818 million. The year-to-date rental income on this portfolio increased to $67.1 million for the first nine months of this year, in comparison to $52.2 million for the same period last year, which is a 28% improvement. The primary drivers of this $15 million increase are increases in average occupancy and rental rate increases as follows, and I’ll go by property type. The multifamily portfolio currently has an occupancy rate of 89.8% compared to 84.6% a year ago and has average effective rents of $688 per unit. The office portfolio has a current occupancy of 68.5% compared to 52.5% a year ago and it currently has an effective average rent of $18.93 per square foot. The retail portfolio has a current occupancy of 68.9% compared to 57.7% a year ago with an average effective rent of $8.65 per square foot. On an overall basis, total occupancy is currently averaging 84.5% compared to 74.8%, helping to drive these results.

With that, I will return the call to Scott.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Jack. At this time, Operator, I think we would like to open the call up for questions.

QUESTION AND ANSWER

Operator

Thank you very much. (Operator Instructions). Our first question comes from the line of Gabe Poggi with FBR. Please proceed.

Gabe Poggi - FBR & Co. — Analyst

Congratulations on a nice third quarter. I wanted to get a little color from a macro perspective, so to speak. Scott, where are you guys quoting new loans? What I’m trying to ask is I want to get an idea of your spread pickup relative to the loans you have in the CDOs that are getting repaid and where you can go reallocate that capital today, what that delta is, so to speak?

Scott Schaeffer - RAIT Financial Trust — CEO

We are quoting new loans on the bridge business at LIBOR plus 500 with a floor of 7%. Those are typically in the 75% LTV range with a point in and a point out as well.

Gabe Poggi - FBR & Co. — Analyst

How does that compare, just so I — how does that compare relatively speaking to what you — I don’t want to say legacy, but stuff that is already in the CDO or the paper that’s getting repaid?

Scott Schaeffer - RAIT Financial Trust — CEO

It is significantly higher. The paper that is being repaid on the bridge loans, typically the loans that originated in late 2005, 2006, and into 2007, the market was much tighter. At that time, we were doing loans of LIBOR plus 250 with floors in the 5% range. At a minimum, some of them didn’t even have floors of the loans that we’re paying off. So there we had a significant pickup. But even on the loans that had floors, we’re picking up a couple hundred basis points.

Gabe Poggi - FBR & Co. — Analyst

That’s helpful. Then, Jack, I don’t know if you mentioned this earlier. Can you talk about any details about the CMBS facility? What you can and cannot put on there, if there are any restrictions, what the cost is, et cetera?

Jack Salmon - RAIT Financial Trust — CFO

It is a new facility, $100 million capacity. The cost of funds is LIBOR plus 250 and it’s meant to be used for new originations. So we will be going to the market, creating new CMBS loans for ultimate securitization into the secondary market.

Gabe Poggi - FBR & Co. — Analyst

Is there any LTV restriction?

Jack Salmon - RAIT Financial Trust — CFO

We can fund up to a 75% loan-to-value. And again,it is conforming to what the market will ultimately look like in terms of the CMBS 2.0 type of loans

Scott Schaeffer - RAIT Financial Trust — CEO

I will add that there are no nonusage fees, which was important to us, because everyone recognizes that the CMBS market today is somewhat choppy after what we went through with S&P in July and then with spreads in interest rate volatility in August and September. It was important to us to have a facility that was not going to cost us a lot while we were waiting for the market to settle down.

Gabe Poggi - FBR & Co. — Analyst

That leads to my last question. Has anything over the tone in the markets obviously gotten better in the last, call it two weeks, three weeks maybe? Have you seen anything anecdotally in broad CMBS land that gives you reason to believe that maybe the deep thaw that we had, the freeze, so to speak, in the third quarter may be melting a bit? I am just curious.

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, we are seeing a lot of opportunities. Borrowers are still a little leery of CMBS loans because of what happened in the summer. We’re seeing a lot of opportunities. We had what I would view as a very good, strong pipeline meeting as recently as yesterday. We are putting out quotes. A lot of it will depend on the closings that come up and how the next securitization is accepted in the market. We really won’t know that the thaw is really over until that happens.

Gabe Poggi - FBR & Co. — Analyst

One last follow-up, on those 75% LTV CMBS loans, what are you quoting ballpark there?

Scott Schaeffer - RAIT Financial Trust — CEO

As far as spread?

Gabe Poggi - FBR & Co. — Analyst

Yes.

Scott Schaeffer - RAIT Financial Trust — CEO

400 over the corresponding index.

Gabe Poggi - FBR & Co. — Analyst

Thanks so much. Congratulations.

Operator

Our next question comes from the line of Amy DeBone with Compass Point Research and Trading. Please proceed.

Amy DeBone - Compass Point Research & Trading — Analyst

Good morning. Thank you for taking my questions. Can you give any progress on — I know that you said that there is an offering outstanding, so you can’t say much, but can you give any progress on Independence Realty?

Scott Schaeffer - RAIT Financial Trust — CEO

As I am sure you are aware, the SEC and FINRA loathe us talking about the deal when there are offering materials available out there. But I will tell you that we are on schedule. We always thought that we would have our first selling agreement signed in the fourth quarter, which is where we are at, and we are looking forward to a very active 2012.

Amy DeBone - Compass Point Research & Trading — Analyst

Great. Can you explain what drove the improvement in the OC test for RAIT 2 this quarter?

Jack Salmon - RAIT Financial Trust — CFO

Sure. There is only one defaulted loan in CRE 2, same as it was towards the end of last quarter. It’s $4 million mezz loan. The credit side is very strong and I think from recycling of capital loans that are going in, probably have a slightly higher interest factor to them, so we are getting better results on the interest coverage test

Amy DeBone - Compass Point Research & Trading — Analyst

Great. Will the debt exchange that was done in October impact the OC cushion at all for the corresponding CDO?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, it will impact it slightly, but I will tell you that there is lots of way to go before it would be corrected. It impacts it positively.

Jack Salmon - RAIT Financial Trust — CFO

Both the interest coverage and the OC test, but not to the point where it’s cured anything.

Amy DeBone - Compass Point Research & Trading — Analyst

Then RAIT 1’s reinvestment end date comes next month. Is there anything you can do to maintain the OC cushion after the reinvestment end date is over, aside from loan conversions? In addition to that, do you foresee any more loan conversions coming from the RAIT 1 portfolio?

Scott Schaeffer - RAIT Financial Trust — CEO

At this time, we’re managing the portfolio, we believe, appropriately. I will tell you that that portfolio has a higher percentage of mezz loans and subordinated debt positions than our second portfolio, which means that those loans do not pay off as frequently, especially because of the turmoil that we have just gone through for the past few years. It is much harder for borrowers to refinance to a level to retire that type of subordinated debt. While those loans that we’re carrying are performing, which is why we still have the cushion within the OC test, we don’t anticipate those paying off anytime soon, which is a good thing. We will continue to manage the portfolio as appropriate.

Amy DeBone - Compass Point Research & Trading — Analyst

Great. That is all my questions. Congratulations on a good quarter.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you.

Operator

Our next question comes from the line of Brian Gonick with Senvest. Please proceed.

Brian Gonick - Senvest — Analyst

Good morning. If you look at all the nonrecurring items, the severance, the hedges that are going to save on interest expense, what do you look at your adjusted FFO being normalized at after taking those things into consideration?

Jack Salmon - RAIT Financial Trust — CFO

You hit two of them on the head, Brian. The comp adjustment was the non-recurring item because it related to some severance, and our run rate has been pretty consistent on comp throughout the year other than for that item in the third quarter. The hedge savings on just the next to occur amortized hedge will be about $1.2 million a quarter, $400,000 a month. That will be continuous because that isn’t being replaced. It doesn’t need to be replaced.

Brian Gonick - Senvest — Analyst

If we factor in reinvestments and better spreads, it looks to me like you are approaching $0.30 per share and adjusted free AFFO. I am wondering, now that you have resolved all the debt maturity issues, have you given any thought to buying back stock given it is trading at four times AFFO?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, we have given thought to that. Currently, I will tell you that we discuss it every quarter with our Board and up until now, we have always been focused, as you can tell, within our — to pay back our debt with the repayments and maturities that were coming due in the short-term. We will continue to discuss it and as cash permits, if the stock price is still trading at what values or levels that we believe are well below real value, I think the Board would have a positive reaction going forward.

Brian Gonick - Senvest — Analyst

Thank you.

Operator

Ladies and gentlemen, that will conclude the question-and-answer portion of our event. I would now like to turn the conference back over to Mr. Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

As a final thought, I would just like to say that 2011 has been a successful year for RAIT. We have now turned the corner. Our near-term debt maturities are behind us. We have new agreements and relationships in place to grow the business. We are well positioned to take advantage of opportunities in the market. Thanks for joining us. We look forward to speaking with you again next quarter.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for you participation. You may now disconnect and have a wonderful day.